[GRAPHIC OMITTED]
                                                                 Exhibit (a)(12)

                                                                27 January, 1999


                    IMPORTANT NOTICE TO ALL SHAREHOLDERS/ADS
                           HOLDERS OF OZEMAIL LIMITED


Dear Shareholder/ADS holder,

As you are aware, MCI WORLDCOM, Inc. is currently offering, through its subsidiary UUNET Holdings Australia Pty Limited ("Purchaser"), to acquire all of the ordinary shares and American Depositary Shares ("ADSs") of OzEmail Limited ("OzEmail") by way of a takeover offer. The offer price is US$2.20 per ordinary share and US$22.00 per ADS and will be paid to you in cash. You should have received documentation in the mail to this effect on or shortly after 8 January, 1999 (Sydney time).

As at 25 January, 1999, MCI WORLDCOM, Inc. has received acceptances from shareholders holding 67,770,584 shares (including shares represented by ADSs), which together with the 21,863,174 shares already owned by the Purchaser, represented approximately 60.9% of OzEmail. The offer remains conditional on, among other things, the Purchaser becoming entitled to 90% of the OzEmail shares on issue and 75% of the registered holders of ordinary shares accepting and not withdrawing their acceptances.

The Board of OzEmail has written to you and unanimously recommended that you accept the offer in the absence of a higher offer and have indicated that they intend to accept the offer for their own shareholdings in the absence of a higher offer. The three largest shareholders, Malcolm Turnbull, Trevor Kennedy and Sean Howard, each of whom is a director have already tendered, and not withdrawn, their shares, which represent approximately 46% of the outstanding shares (including shares represented by ADSs) of OzEmail.

WE URGE YOU TO ACCEPT THE OFFER AS SOON AS POSSIBLE. The offer and withdrawal rights are scheduled to expire at 5:00 P.M., Sydney time and 1:00 A.M., New York City time, on Tuesday, 9 February, 1999 unless the offer is extended in accordance with the procedures set forth in the Offer to Purchase dated 8 January, 1999 (Sydney time) (7 January, 1999, New York time).


You may be receiving a telephone call from Sitel Corporation, which is being retained to contact holders of ordinary shares in Australia by telephone to ascertain whether you have received the tender offer documentation and require assistance to understand or complete the documentation. They will receive reasonable and customary compensation and will be reimbursed for certain reasonable out-of-pocket expenses.


If you require a Transfer and Acceptance Form (blue form for holders of ordinary shares) or a Letter of Transmittal (yellow form for holders of ADSs) or additional copies of the offer documentation please call any of the numbers located on the reverse side of this letter.


Yours sincerely



 /s/ John W. Sidgmore
---------------------
John W. Sidgmore
Vice Chairman

         Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, ADRs evidencing ADSs and any other required documents should be sent by each tendering holder of ADSs of OzEmail or such holder's broker, dealer, commercial bank, trust company or other nominee to the U.S. Depositary as follows:

                      The U.S. Depositary for the Offer is:
                              The Bank of New York

                                    By Mail:
                          Tender & Exchange Department
                                 P.O. Box 11248
                              Church Street Station
                         New York, New York 10286-1248

                           By Facsimile Transmission:
                        (for Eligible Institutions Only)
                                 (212) 815-6213

                         By Hand or Overnight Delivery:
                          Tender & Exchange Department
                               101 Barclay Street
                           Receive and Deliver Window
                            New York, New York 10286

                           For Confirmation Telephone:
                                 (800) 507-9357

         Facsimile copies of the Acceptance and Transfer Form, properly completed and duly signed, will be accepted. The Acceptance and Transfer Form, Share certificate(s) (in the case of a holder tendering certificated Shares) and any other dealer required documents should be sent by each tendering holder of Shares of OzEmail or his broker, dealer, commercial bank, trust company or other nominee to the Registry, or if such holder is in the United States, the U.S. Depositary.

                   The Registry for the Offer in Australia is:
                     National Registry Services Pty Limited

      By Mail:            By Facsimile Transmission:             By Hand:
   Reply Paid 85                (02) 9372 6011          Level 1, Grosvenor Place
    PO Box N460                                             225 George Street
  Grosvenor Place                                            Sydney NSW 2000
      NSW 1219                                             Tel: (02) 9372 6060

         Any questions or requests for assistance or additional copies of the Offer, the Acceptance and Transfer form, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Holders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

          The Information Agent for the Offer in the United States is:

                                    MACKENZIE
                                 PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (call collect)
                                       or
              From the United States Call Toll-Free (800) 322-2885

                 The Financial Advisor to MCI WORLDCOM, Inc. is:

                                  Merrill Lynch
           Level 49, MLC Centre                 Merrill Lynch World Headquarters
            19-29 Martin Place                            North Tower
              Sydney NSW 2000                        World Financial Center
       (02) 9226 5342 (call collect)             New York, New York 10281-1305
                                                 (212) 449-8971 (call collect)

            The Dealer Manager for the Offer in the United States is:
                                  Merrill Lynch
                        Merrill Lynch World Headquarters
                                   North Tower
                             World Financial Center
                          New York, New York 10281-1305
                          (212) 449-8971 (call collect)